                                                                       Exhibit 4
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Silverline Technologies Ltd. Signs Definitive Agreement to Acquire SeraNova,
Inc. in All Stock Transaction

             [LETTERHEAD OF SILVERLINE TECHNOLOGIES APPEARS HERE]


For Immediate Release

            Silverline Technologies Ltd. Signs Definitive Agreement

              to Acquire SeraNova, Inc. in All Stock Transaction

   Acquisition Creates Largest Global eBusiness Services Firm With Offshore
                                Delivery Model

Piscataway, NJ, USA and Mumbai, India - (October 27, 2000) -- Silverline Technologies Limited (NYSE:SLT), a global software services and IT solutions provider, and SeraNova, Inc. (NASDAQ:SERA) a global provider of Internet professional services, today announced a definitive agreement providing for Silverline's acquisition of SeraNova, Inc., headquartered in Edison, NJ, USA, in an all-stock deal valued at approximately US$99 million. The combination of Silverline and SeraNova will create the leading eSolutions firm, with the ability to deliver true "end-to-end" enterprise and eBusiness solutions, utilizing an offshore-based global delivery model.

The addition of SeraNova to Silverline will enable the combined company to offer clients a complete suite of services for clients' eBusiness, mobile, and enterprise projects. These services range from strategy, through design, implementation and legacy transformation, to ongoing application management and managed maintenance. Each company brings individual strengths that, combined, will serve to differentiate the new entity. These synergies include complementary strategic partnerships, minimal client overlap, as well as enhanced onshore and offshore delivery capabilities. The combination enhances Silverline's business presence in North America, Europe and Asia/Pacific and creates a company whose combined revenues, for the twelve months ended June 30, 2000, was $175 million, with over 2600 eBusiness and enterprise systems professionals.

"This combination creates one of the largest global services companies, operating with an offshore delivery model, to provide software, IT services, and eBusiness solutions," said Shankar Iyer, President and CEO of Silverline Technologies. "The synergies between Silverline and SeraNova are immediately apparent. Silverline's expertise in legacy applications, complemented by SeraNova's strong eBusiness expertise, greatly enhances our ability to compete in the global marketplace. The two companies provide a complementary set of services, but since we have very little overlap in our Global 2000 client bases, there are significant opportunities for cross selling."

Commenting on the transaction, Raj Koneru Chairman, President and CEO of SeraNova said, "We view the Silverline merger as a natural evolution of our stated strategy of migrating our business toward an offshore execution model. The market is clearly changing with renewed demand from Global 2000 enterprises for full-service vendors who can deliver and manage eBusiness initiatives, from browser to enterprise systems. By combining forces with Silverline, we will be able to offer expanded services to existing clients and offer broad-based IT services expertise to new clients, both onshore and offshore."

After the completion of the acquisition, Silverline will have offices in twelve countries, including the United States, Canada, the United Kingdom, Germany, Australia, New Zealand, the Philippines, Thailand, Egypt, India, Japan, Honk Kong, and China. Key clients include American Express, Bell Atlantic, First Data, Hewlett Packard, JP Morgan, Novell and Volkswagen of America.

Under the terms of the transaction, which has been approved by both Silverline's Board of Directors and SeraNova's Board of Directors, Silverline will acquire all of SeraNova's outstanding shares. The exchange ratio of SeraNova shares to Silverline's ADR (American Depositary Receipts) shares has been set at 0.35. The total value of the transaction is approximately US$99 million. The two companies expect the transaction, which is subject to the approval of both companies' shareholders and the necessary regulatory approvals, to be completed by the beginning of 2001. Silverline management expects that the transaction will be immediately accretive to earnings on a net operating margin basis. Salomon Smith Barney is the advisor to Silverline Technologies for this transaction.

A conference call has been scheduled for management to discuss the acquisition on Friday, October 27, 2000 at 11:00 AM EST, 8:30 p.m. IST. The live-call (SILVERLINE SERANOVA CALL) dial-in numbers are as follows: toll-free 800-230-1096, international +1-612-288-0340. A replay of the call will be available through 12:00 midnight EST on Friday, November 3, 2000, and can be accessed by dialing 800-475-6701, international +1-320-365-3844, and entering the pass code number 546906.

SeraNova's release of its financial results for the third quarter ended September 30, 2000 previously scheduled for October 31, 2000, will now be made on or before November 6, 2000.

About Silverline Technologies: Silverline Technologies is an international software solutions provider with more than 12 years of industry experience and over 1600 software professionals globally. Silverline provides IT solutions and outsourcing services with specific focus in eBusiness, CRM, Legacy Transformation, and Application Maintenance. While experienced in many business disciplines, Silverline brings exceptional skills to the key areas of telecommunications, banking, utilities, insurance, transportation, and retail. With annual revenues of over $116 million for trailing twelve months ended June 2000, Silverline provides solutions to Fortune 500 companies as well as major corporations throughout the world. Silverline Technologies is ISO 9001 and SEI CMM Level 4 certified with facilities in the United States, India, Canada, the UK, Germany, Hong Kong, Japan, and Egypt. Silverline uses its global delivery model to provide superior service, accelerated delivery and significant cost savings to its network of worldwide clients. More information can be found at www.silverline.com
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About SeraNova, Inc.: SeraNova is a global provider of Internet professional services, including business-to-business solutions. SeraNova's services enable clients to combine the scope and efficiencies of the Internet with their existing business processes. The SeraNova's services include strategy consulting, creative design, technology implementation and maintenance of Internet-based software applications. In all client engagements, the Company applies the proprietary SeraNova Time-to-Market Approach methodology, to deliver these services. SeraNova focuses on five industry markets - financial services, telecommunications, automotive, technology and healthcare. SeraNova's clients include Global 5000 companies and emerging Internet-based companies that conduct their business exclusively over the Internet. Visit SeraNova on the World Wide Web at www.seranova.com.
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NOTE: Silverline(R) and the Silverline logo are trademarks of Silverline
Technologies Ltd. All other trademarks are the property of their owners. SeraNova, the SeraNova logo, 'The Power of Approach', `i-team and N/able are service marks of SeraNova in the United States and other countries.

Except for the historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those than may be projected by these forward-looking statements. These risks and uncertainties include, but are not limited to competition, acquisitions, attracting, recruiting and retaining highly skilled employees, technology, law and regulatory policy and managing risks associated with customer projects as well as other risks detailed in the reports filed by Silverline Technologies Limited with the Securities and Exchange Commission. Silverline undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.


For further information please contact:


United States
-------------
Holly Weer (Investor Inquiries)                  David Levine (Media Inquiries)
Thomson Financial/Carson                         Silverline Technologies
Tel # 212 510 9282                               Tel # 732 457 0200 Ext. 211
Fax # 212 363 3971                               Fax # 732 457 0496
E-Mail: holly.weer@tfn.com                       E-Mail: david@silverline.com
        ------------------                               --------------------

Wendel Carson (SeraNova Investor Inquiries)      Richard Bevis (SeraNova Media Inquiries)
Brunswick Group                                  SeraNova, Inc.
Tel # 212 333 3810                               Tel # 732 362 2343
Fax # 212 333 3811                               Fax # 732 362 2100
E-Mail: SeraNova@brunswickgroup.com              E-Mail: richard.bevis@SeraNova.com
        ---------------------------                      --------------------------

India
-----
Shiv Muttoo                                      Rakesh Dhotre
Citigate Dewe Rogerson                           Silverline Technologies
Mumbai                                           Mumbai
Tel # 284 2728                                   Tel # 829 1950
Fax # 284 2561                                   Fax # 829 0199
E-Mail: shiv@cdr-india.com                       E-Mail: rakeshd@silverline.com
        ------------------                               ----------------------


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